Exhibit 10.3

July 1, 2004

Leslie Moonves

c/o Viacom Inc.

1515 Broadway

New York, New York  10036

Dear Mr. Moonves:

Viacom Inc. (“Viacom” or the “Company”), having an address at 1515 Broadway, New York, New York 10036, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

1.     Term.  The term of your employment hereunder shall commence on July 1, 2004 and, unless terminated by Viacom or you pursuant to paragraph 8 hereof, shall continue through and until June 30, 2009.  The period from July 1, 2004 through June 30, 2009 shall hereinafter be referred to as the “Employment Term” notwithstanding any earlier termination pursuant to paragraph 8.

2.     Duties.  During your employment under this Agreement, you agree to devote your entire business time, attention and energies to the business of Viacom, except for vacations, illness or incapacity.  However, nothing in this Agreement shall preclude you from serving as a member of the Board of Directors of any charitable, educational, religious or entertainment industry trade, public interest or public service organization, in each instance not inconsistent with the business practices and policies of Viacom, or from devoting reasonable periods of time to the activities of the aforementioned organizations or from managing your personal investments; provided, that such activities do not materially interfere with the performance of your duties and responsibilities hereunder.  You will be Co-President and Co-Chief Operating Officer of Viacom, reporting directly and solely to the Chairman and Chief Executive Officer of Viacom (the “Chairman, CEO”), and you agree to perform such duties, and such other duties reasonable and consistent with such offices as may be assigned to you from time to time by the Chairman, CEO.  You will manage the operations of the following business units of Viacom: (i) CBS, UPN, Paramount Television (including Spelling Productions Inc.), CBS Enterprises, Infinity Radio, Viacom Outdoor and such other business units as may be added from time to time, and (ii) any business units managed by you as of the commencement of the Employment Term regardless of whether those units are listed in (i).  You acknowledge that Thomas E. Freston will be your Co-President and Co-Chief Operating Officer (the “Other Co-Chief Operating Officer”) and will manage the operations of the following business units of Viacom: (x) MTV Networks, Paramount Motion Picture Group, Paramount Parks, Showtime, BET, Simon & Schuster and such

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July 1, 2004

other business units as may be added from time to time, and (y) any business units managed by him as of the commencement of the Employment Term regardless of whether those units are listed in (x).  You will have the authority, functions, duties, powers and responsibilities normally associated with your position, including, without limitation, (i) all of the powers, rights and functions with respect to supervising, coordinating and managing the business, operations and activities of the business units for which you are responsible; and (ii) decisions on hiring and firing of the personnel of such business units; subject, in each case, to the approval of the Chief Executive Officer of Viacom, as appropriate, and subject to required approvals and policies of the Board of Directors or the Compensation Committee of Viacom.  You acknowledge that the Viacom officers in charge of the Viacom corporate functions will report to the Chairman, CEO and will, in the ordinary course of their duties, liaise with respect to such corporate functions with you and the managers of the business units for which you are responsible.  You shall render your services under this Agreement from Viacom’s offices in the Los Angeles metropolitan area (except for services rendered during business trips as may be reasonably necessary), and you shall not be required to relocate outside of the Los Angeles metropolitan area.  On the date on which the executive serving as the Chairman, CEO on the date of this Agreement resigns from the position of CEO (or ceases to serve in such position for any reason) but in any event no later than December 31, 2007: (i) you will be appointed the Chief Executive Officer of Viacom or the Co-Chief Executive Officer of Viacom (with the Other Co-Chief Operating Officer appointed as the other Co-Chief Executive Officer of Viacom); or (ii) you will be appointed as the sole President and Chief Operating Officer of Viacom (with the Other Co-Chief Operating Officer appointed as the Chief Executive Officer of Viacom).

3.     Compensation.

(a)       Salary.  For all the services rendered by you in any capacity hereunder, Viacom agrees to pay you the sum of Three Million Dollars ($3,000,000) per annum (“Salary”), payable in accordance with Viacom’s then effective payroll practices but no less frequently than semi-monthly.

(b)       Deferred Compensation.  In addition to your Salary, you shall earn, with respect to each payroll period during the Employment Term, additional amounts (“Deferred Compensation”), the payment of which (together with the return thereon as provided in this paragraph 3(b)), shall be deferred until January of the first calendar year following the year in which you cease to be an “executive officer” of Viacom, as defined by the rules and regulations of the Securities Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended, and payable at that time or at such later date as shall be determined pursuant to paragraph 20.  The Deferred Compensation for the six (6) month period from July 1, 2004 through December 31, 2004 shall equal One Million Dollars ($1,000,000), based on an annualized rate of Two Million Dollars ($2,000,000).  The annualized rate of Deferred Compensation for each subsequent calendar year during the Employment Term shall be increased by Three Hundred

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July 1, 2004

Thousand Dollars ($300,000) on each January 1st during the Employment Term, commencing January 1, 2005.  Deferred Compensation shall be credited to a bookkeeping account maintained by Viacom on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the Viacom Excess 401(k) Plan for Senior Executives  (as such plan may be amended from time to time, the “Excess 401(k) Plan”) is determined (it being understood and agreed that, if at any time during which the Deferred Compensation remains payable, your account balance in the Excess 401(k) Plan is distributed in full to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your Excess 401(k) Plan account was notionally invested immediately prior to its distribution).  Viacom’s obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph 3(b)) shall be an unfunded obligation to be satisfied from the general funds of Viacom.

(c)       Bonus Compensation.  In addition to your Salary and Deferred Compensation, you shall be entitled to receive bonus compensation for each of the calendar years during the Employment Term, determined and payable as follows (“Bonus”):

(i)        Your Bonus for each calendar year or portion thereof during the Employment Term will be based upon achievement of the performance goal established by the Viacom Compensation Committee for each calendar year or partial calendar year performance period during the Employment Term and shall be determined, in accordance with the Viacom Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (the “Senior Executive STIP”), which performance goal shall be no less favorable to you than the performance goal used to determine the amount of bonus payable to any other executive of Viacom who participates in the Senior Executive STIP.  You shall have meaningful input in the process regarding the determination of the performance goal with the Chairman and the Viacom Compensation Committee prior to the determination of such performance goal for the Senior Executive STIP for each performance period.

(ii)       Your Target Bonus for each of the calendar years or portion thereof during the Employment Term shall be 200% of your Salary and Deferred Compensation at the annualized rate in effect at the end of such period.  For the 2004 calendar year, your bonus compensation for the entire year will be based on the sum of your Salary and Deferred Compensation at the annualized rate in effect

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July 1, 2004

at the end of the year and the Senior Executive STIP performance goal established by the Viacom Compensation Committee for the period from July 1, 2004 through December 31, 2004.

(iii)      Assuming the performance goal pre-established by the Viacom Compensation Committee for each calendar year or partial calendar year performance period during the Employment Term has been achieved and certified by the Committee, the Compensation Committee is entitled to use its negative discretion to reduce the amount of the Bonus that you are entitled to receive for such performance period but will not reduce your Bonus for any such period below the amount of the bonus compensation that you would have been entitled to receive if you had continued to participate in Viacom’s Short-Term Incentive Plan, as the same may be amended from time to time (the “STIP”), for such period.  In addition, assuming the pre-established performance goal for the period from July 1, 2004 through December 31, 2004 has been achieved and certified by the Compensation Committee, in exercising its negative discretion to determine the amount of the Bonus that you will receive under the Senior Executive STIP for the 2004 calendar year, the Compensation Committee will give due consideration to the performance of the business units for which you were responsible during the first half of such year, including their achievement of their objectives under the STIP during such period.

(iv)      Your Bonus for any calendar year, including the last calendar year of the Employment Term, shall be payable by February 28th of the following year.  For the avoidance of doubt, it is understood that you will receive the Bonus to which you are entitled for each calendar year in which you were employed, even if you are not employed on February 28th of the following year or on the actual date on which bonuses are paid for such year.  In the event that your employment under this Agreement terminates on or following the expiration of the Employment Term, you shall be entitled to receive a bonus for calendar year 2009, equal to your Target Bonus, prorated for the period of your employment during 2009 and payable by February 28, 2010.

(v)       In the event that the Senior Executive STIP is amended or terminated, you will be given an opportunity under the amended or successor plan to earn bonus compensation equivalent to the amount that you could have earned under this paragraph 3(c) but subject to the same limitations.

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July 1, 2004

(d)       Long Term Compensation.  In addition to your Salary, Deferred Compensation and Bonus, you shall receive the following grants of long-term compensation under the Viacom 2004 Long-Term Management Incentive Plan (the “2004 LTMIP”) or a successor plan (together with Viacom’s 1994, 1997 and 2000 Long-Term Management Incentive Plans, collectively, the “LTMIP”):

(i)        Stock Option Grants.  The Viacom Compensation Committee awarded you, on July 1, 2004, grants under the 2004 LTMIP to purchase an aggregate of One Million Five Hundred Thousand (1,500,000) shares of Viacom Class B Common Stock as follows:  (x) a grant of stock options to purchase Five Hundred Thousand (500,000) shares of Viacom Class B Common Stock that will vest on December 31, 2004; and (y) a grant of stock options to purchase One Million (1,000,000) shares of Class B Common Stock that will vest in four (4) equal installments on July 1, 2005, July 1, 2006, July 1, 2007 and July 1, 2008.  Each grant has a per share exercise price of $35.51 (which is equal to the closing price of a share of Viacom Class B Common Stock on the New York Stock Exchange on the July 1, 2004 date of grant).

(ii)       Restricted Units.  The Viacom Compensation Committee will award you four (4) grants under the LTMIP, each for 115,000 restricted share units (“Restricted Units”), during the first calendar quarter of 2005, 2006, 2007 and 2008.  Each Restricted Unit will correspond to one (1) share of Viacom Class B Common Stock.  At the time of each grant, the Compensation Committee will establish a performance goal requirement for such award of Restricted Units for a performance period that will end no later than December 31st of the year in which the grant was made.  The Compensation Committee shall establish the same performance goal for each grant of Restricted Units that it establishes for the Senior Executive STIP for the performance period during which such grant of Restricted Units is awarded.  At the first Compensation Committee meeting held after the end of each performance period during which Restricted Units were awarded (which meeting is expected to be held in January), the Compensation Committee will determine whether the performance goal for each award of Restricted Units has been achieved.  If the Committee certifies that the performance goal established for an award of Restricted Units has been achieved, the award will vest and become payable as described below.  If the Compensation Committee finds that the goal established for any grant of Restricted Units has not been achieved, the award will not vest and will be cancelled.  The Restricted Units will be payable only in

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shares of Class B Common Stock.  Prior to the end of each calendar year during the Employment Term, you will have an option to defer receipt of payment of the Restricted Units that will be awarded during the following year; you can defer payment of such Restricted Units as follows:  (x) for up to ten (10) years after the Restricted Units vest for in-service distributions, and (y) for up to three (3) years after the termination of your Viacom employment for post-termination distributions.  If a timely election to defer is not made for any award of Restricted Units, payment of such Restricted Units will be made shortly after the Restricted Units vest.  Notwithstanding any of the foregoing, payment of each award of Restricted Units will be deferred to the date determined in accordance with paragraph 20 if such date is later than the date on which payment would otherwise be made.

4.     Benefits.

(a)       You shall be entitled to participate in such life and medical insurance, pension and other plans as Viacom may have or establish from time to time and in which any other Viacom executives are eligible to participate.  The foregoing, however, shall not be construed to require Viacom to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.  In the event your benefits in such plans are reduced or terminated and such reduction or termination was not a result of a change in law, the Company shall continue to provide you with benefits equivalent to the benefits provided prior to any such reduction or termination until the end of the Employment Term.  It is further understood and agreed that all benefits you may be entitled to as an employee of Viacom shall be based upon your Salary plus Deferred Compensation (as if it were Salary), as set forth in paragraphs 3(a) and 3(b), and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.  You shall be entitled to four (4) weeks paid vacation during each year during the Employment Term.

(b)       Viacom shall provide you with no less than Eight Million Dollars ($8,000,000) of life insurance during the Employment Term, provided, that the amount of such life insurance, and the terms and conditions under which it is provided, shall be no less favorable than those currently in effect for you.  You shall have the right to assign the policy for such life insurance to your spouse and/or issue or to a trust or trusts primarily for the benefit of your spouse or issue.

(c)        In addition to the benefits described in paragraphs 4(a) and (b), Viacom agrees that, except with respect to your participation in Viacom’s qualified and non-qualified defined benefit plans which shall be handled as provided in the second and third sentences of this paragraph, you shall be credited for service accrued or deemed accrued

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July 1, 2004

prior to June 1, 2004 with CBS or any of its subsidiaries or predecessors for all purposes under any employee benefit plans, programs or arrangements established or maintained by Viacom or any of its subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.  Your participation in the CBS cash balance plan and excess plan shall continue through May 31, 2004; after such date, the amounts in such plans will earn interest and be available to you in accordance with the terms of such plans, as they may be amended in the future.  Effective June 1, 2004, you shall participate in Viacom’s qualified and non-qualified defined benefit plans and you shall receive credit in such plans for service before June 1, 2004 for purposes of eligibility and vesting but not for purposes of benefit accrual.

5.     Business Expenses, Perquisites.  During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder on a basis no less favorable than that provided by Viacom to any of its senior executives at your level or below but in any event on a basis no less favorable to you than had previously been provided to you, or agreed to be provided to you, prior to the date of this Agreement.  You shall be entitled to receive such perquisites with respect to an automobile as are provided to any senior executive reporting directly to the Chairman of Viacom, including a car allowance of Eleven Hundred Dollars ($l,100) per month and the provision of insurance for a car.  Viacom shall pay all fees and expenses of your counsel and other fees and expenses which you may incur in an effort to establish entitlement to compensation or other benefits under this Agreement in the event that you ultimately prevail.  While you are actively employed during the Employment Term, you shall be entitled to the use of a private plane in accordance with Viacom policy on a basis no less favorable than that provided by Viacom to any of its senior executives at your level or below but in any event on a basis no less favorable to you than had previously been provided to you prior to the date of this Agreement.

6.     Exclusive Employment, Etc.

(a)        Non-Competition.  You agree that your employment hereunder is on an exclusive basis, and that during the period ending on the last day of the Employment Term or, if earlier, (x) the date of the termination of your employment pursuant to paragraph 8(c), the date on which you terminate your employment for “Good Reason” pursuant to paragraph 8(b) or the date of the termination of your employment pursuant to paragraph 8(g), or (y) eighteen (18) months after the termination of your employment pursuant to paragraph 8(a) (but in any case not beyond the Employment Term) (the “Non-Compete Period”), you will not engage in any other business activity which is in conflict with your duties and obligations hereunder.  You agree that during the Non-Compete Period you shall not directly or indirectly engage in or participate as an officer, employee, director, agent or consultant for any business competitive with that of Viacom, nor shall you make any investments in any company or business competing with Viacom, provided, however, that nothing herein shall prevent you from investing as less than a one

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(1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

(b)       No Employee Solicitation.  You further agree that, during the period of your employment hereunder and for the period provided below after the termination of your employment for any reason, you will not employ any Restricted Employee (as defined below), or in any way induce or attempt to induce any Restricted Employee to leave the employment of Viacom or any of its affiliates.  You agree that you will not take the actions described in the preceding sentence (x) with respect to any Restricted Employee at the level of Vice President or above for one (1) year after the termination of your employment for any reason, and (y) with respect to any Restricted Employee at the level of director for six (6) months after the termination of your employment for any reason.  “Restricted Employee” refers to any person employed by Viacom or any of its affiliates or predecessors or previously employed by Viacom or any of its affiliates or predecessors (unless at such time such person has not been employed by Viacom and/or any of its affiliates or predecessors for at least six (6) months).

(c)        Confidential Information.  You agree that, during the Employment Term or at any time thereafter, you will not use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Viacom or any of its affiliates or predecessors which is proprietary to Viacom or any of its affiliates (except as may be required by law or in the performance of your duties hereunder consistent with Viacom’s policies) and you will comply with any and all confidentiality obligations of Viacom to a third party, whether under agreement or otherwise.  Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction, or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

(d)       Viacom Ownership.  The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services for Viacom and created during your employment with Viacom and/or any of its affiliates or predecessors and any works in progress, shall be works-made-for-hire and Viacom shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Viacom determines in its sole discretion without any further payment to you whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any rights which do not accrue to Viacom under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed

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to Viacom, and Viacom shall have the right to use the same in perpetuity throughout the universe in any manner Viacom determines without any further payment to you.  You shall, from time to time as may be reasonably requested by Viacom, do any and all things which Viacom may reasonably deem useful or desirable to establish or document Viacom’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments.  To the extent you have any rights in the results or proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights.  This paragraph 6(d) is subject to, and does not limit, restrict, or constitute any waiver by Viacom of any rights of ownership to which Viacom may be entitled by operation of law by virtue of Viacom or any of its affiliates or predecessors being your employer.

(e)        Litigation.  You agree that, during the period of your employment hereunder, for one (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your attorneys and tax advisors and except to the extent required by law or necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Viacom or any of its affiliates or predecessors, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Viacom or Viacom’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Viacom’s counsel unless you are prohibited from doing so under applicable law.  You agree to cooperate, in a reasonable and appropriate manner, with Viacom and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment to the extent Viacom pays all expenses you incur in connection with such cooperation and to the extent such cooperation does not unduly interfere with your personal or professional schedule.

(f)        No Right to Write Books, Articles, Etc.  During the period of your employment hereunder and for two (2) years thereafter but not beyond the end of the Employment Term, except as authorized by Viacom, you shall not prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, concerning Viacom or any of its affiliates or predecessors or any of their officers, directors, agents, employees, suppliers or customers.

(g)       Return of Property.  All property of Viacom obtained or prepared by or for you in the course of your employment with Viacom or any of its affiliates or predecessors, including all documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, shall remain the exclusive property of Viacom.  In the event of the termination of your employment

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for any reason, Viacom reserves the right, to the extent permitted by law and in addition to any other remedy Viacom may have, to deduct from any monies otherwise payable to you the following:  (i) all amounts you may owe to Viacom or any of its affiliates or predecessors at the time of or subsequent to the termination of your employment with Viacom; and (ii) the value of the Viacom property which you retain in your possession after the termination of your employment with Viacom following Viacom’s written request for same and your failure to return same.  In the event that the law of any state or other jurisdiction requires the consent of any employee for such deductions, this Agreement shall serve as such consent.

(h)       Non-Disparagement.  You and, to the extent set forth in the next sentence, Viacom agree that each party shall not, during the period of your employment hereunder and for one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of the other party in any non-public communication with any customer, client or member of the investment community or media or in any public communication.  Viacom’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive shall be deemed to be a breach of this paragraph 6(h) by Viacom.  Notwithstanding the foregoing, neither party shall be prohibited from making statements in response to statements by the other party that criticize or ridicule or are disparaging or derogatory provided that the responsive statements do not criticize or ridicule and are not disparaging or derogatory.

(i)         Injunctive Relief, Etc.  Viacom has entered into this Agreement in order to obtain the benefit of your unique skills, talent and experience.  You acknowledge and agree that any violation of paragraphs 6(a) through (h) will result in irreparable damage to Viacom, and, accordingly, Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Viacom.  You and Viacom agree that the restrictions and remedies contained in paragraphs 6(a) through (h) are reasonable and that it is your intention and the intention of Viacom that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.  If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

(j)         Survival.  Your obligations under paragraphs 6(a) through (h) and Viacom’s obligations under paragraph 6(h) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment pursuant to paragraph 8 hereof or otherwise or the expiration of the Employment Term.

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7.     Incapacity.  In the event you become totally medically disabled and you will not be able to substantially perform your duties for at least six (6) consecutive months or a total of 180 days during any 270 day period, the Chairman of Viacom, at any time after such disability has continued for 60 consecutive days, may determine that Viacom requires such duties and responsibilities be performed by another executive.  In the event that you become “disabled” within the meaning of such term under Viacom’s Short-Term Disability (STD) and its Long-Term Disability (LTD) program, you will first receive benefits under the STD program for the first 26 weeks of consecutive absence, which will be equal to your Salary and you shall continue to earn your Deferred Compensation for such period.  Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms.  Upon receipt of benefits under the LTD program, you will also be entitled to receive the following:

(i)        Target Bonus prorated for the portion of the calendar year through the date on which you become eligible to receive benefits under the LTD program, payable at the time the Bonus for such calendar year would otherwise be paid;

(ii)       Deferred Compensation attributable to prior calendar years, payable, together with the return thereon as provided in paragraph 3(b), prior to January 31st of the calendar year following the calendar year in which such benefits commence;

(iii)      all unvested restricted share units will vest and payment will be made within ten (10) business days after the date as of which you begin to receive benefits under the LTD or such payment will be deferred in accordance with the election that you made prior to the time of grant; and

(iv)      LTMIP stock options granted on or after July 1, 2004 that are vested on the date as of which benefits commence under the LTD, or that would have vested and become exercisable on or before the last day of the Employment Term, will be exercisable for three (3) years after the date as of which benefits commence under the LTD or, if earlier, the expiration date of the stock options.

For the periods that you receive compensation and benefits under the STD and LTD programs, the compensation and benefits provided under such programs and the compensation provided under this paragraph 7 are in lieu of Salary, Deferred Compensation and Bonus under paragraphs 3(a), (b) and (c) for such periods.  In the event that you thereafter become able to substantially perform your duties, your employment will be terminated pursuant to paragraph 8(c) and you will be entitled to receive, after such termination of your employment, the compensation and benefits

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provided in paragraphs 8(d)(i) through (iv) and, to the extent applicable, paragraph 8(d)(vii).

8.     Termination.

(a)        Termination for Cause.  Viacom may, at its option, terminate this Agreement forthwith for “cause”, in which case Viacom shall be required to provide you with the Accrued Obligations (as defined below).  For purposes of this Agreement, termination of this Agreement for “cause” shall be limited to termination for (i) engaging or participating in intentional acts of material fraud against Viacom; (ii) willful misfeasance having a material adverse effect on Viacom (except in the event of your disability as set forth in paragraph 7); (iii) conviction of a felony; (iv) willful unauthorized disclosure of a trade secret or other confidential material information of Viacom; or (v) your terminating your employment without Good Reason (as defined below) other than for death or your permanent disability or pursuant to paragraph 8(g) (it being understood that your terminating your employment prior to the end of the eighteen (18) month period referred to in the introductory sentence of paragraph 8(g) would constitute “cause”).  Anything herein to the contrary notwithstanding, Viacom will give you written notice, not more than thirty (30) calendar days after the occurrence of the event constituting “cause” comes to the attention of an “executive officer” of Viacom (as defined by the rules and regulations of the Securities Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended), prior to terminating this Agreement for the cause set forth in (ii) setting forth the nature of any alleged misfeasance in reasonable detail and the conduct required to cure such misfeasance.  Except for a breach which cannot by its nature be cured, you shall have thirty (30) days from your receipt of such notice within which to cure and within which period Viacom cannot terminate this Agreement for the stated reasons, and, if so cured, after which period Viacom cannot terminate your employment under this Agreement for the stated reasons.  For purposes of this Agreement, no such purported termination of your employment for the cause set forth in (ii) shall be effective without such notice.  Accrued Obligations shall consist of (i) your Salary through the effective date of your termination, (ii) any earned but unpaid Bonus with respect to any then completed calendar year, (iii) the Deferred Compensation credited on your behalf under paragraph 3(b) as of the effective date of your termination (which shall be paid, together with the return thereon as provided in paragraph 3(b), prior to January 31st of the calendar year following the effective date of your termination or such later date as shall be determined pursuant to paragraph 20), and (iv) all other vested compensation benefits to which you are entitled as of the effective date of your termination under the terms and conditions applicable to such compensation and benefits.

(b)       Good Reason Termination.  Upon written notice to Viacom, you may terminate your employment hereunder for “Good Reason” at any time during the Employment Term not more than thirty (30) calendar days after the occurrence of the event constituting Good Reason. Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given.  Viacom shall have ten (10) business

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days from the giving of such notice within which to cure and within which period you cannot terminate your employment under this Agreement for the stated reasons and, if so cured, after which you cannot terminate your employment under this Agreement for the stated reasons; provided, however, that this sentence shall not apply with respect to events which by their nature cannot be cured.  Good Reason shall mean, without your prior written consent, other than in connection with the termination of your employment for “cause” (as defined above) or in connection with your permanent disability or as a result of your death:

(i)        the assignment to you by Viacom of duties inconsistent with your positions, duties, responsibilities, titles or offices;

(ii)       the diminution or withdrawal of a meaningful portion of your authority or responsibilities as set forth in paragraph 2, subject to Viacom’s right to sell or otherwise dispose of New Business Units as set forth below;

(iii)      a reduction by Viacom of your Salary, Deferred Compensation or Target Bonus as provided in this Agreement, as the same may be increased from time to time during the Employment Term;

(iv)      Viacom’s requiring you to be based anywhere other than the Los Angeles metropolitan area;

(v)       your removal from or any failure to re-elect you as Co-President and Co-Chief Operating Officer of Viacom while the current Chairman, CEO serves in the position of CEO;

(vi)      the failure to appoint you to one of the following positions on the date on which the current Chairman, CEO resigns from the position of CEO (or ceases to hold such position for any reason) but not later than December 31, 2007:  (A) the Chief Executive Officer of Viacom or the Co-Chief Executive Officer of Viacom (with the Other Co-Chief Operating Officer being appointed as the Co-Chief Executive Officer of Viacom), or (B) the sole President and Chief Operating Officer of Viacom (with the Other Co-Chief Operating Officer of Viacom being appointed as the Chief Executive Officer of Viacom);

(vii)     a change in reporting such that you do not report solely and directly to the Chairman, CEO or to Viacom’s Board of Directors before December 31, 2007 or, if earlier, the date on which the current Chairman, CEO resigns from the position of CEO (or ceases to hold such position for any reason), and, thereafter, a

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change in reporting such as you do not report to (A) the Chairman of Viacom or Viacom’s Board of Directors, if you have been promoted to the position of Chief Executive Officer or Co-Chief Executive Officer of Viacom, or (B) to the Other Co-Chief Operating Officer of Viacom who has been promoted to the office of the Chief Executive Officer of Viacom, if you have been promoted to the position of the sole President and Chief Operating Officer of Viacom;

(viii)    the failure to appoint or elect you to the position of (A) the sole President and Chief Operating Officer of Viacom, if the Other Co-Chief Operating Officer of Viacom resigns or his employment terminates for any reason, (B) the sole Chief Executive Officer of Viacom, if the other Co-Chief Executive Officer resigns or his employment terminates for any reason, or (C) the Chief Executive Officer of Viacom, if the Other Co-Chief Operating Officer becomes the Chief Executive Officer of Viacom and thereafter resigns or his employment terminates for any reason, in each case, with authority over the business units previously supervised by the departing executive; or

(ix)       any other material breach by Viacom of its material obligations hereunder.

Notwithstanding anything to the contrary in this Agreement, Viacom may sell or otherwise dispose of any New Business Unit (as defined below); provided, that the aggregate revenues of all New Business Units sold or otherwise disposed of within any six (6) month period during the Employment Term do not constitute more than 50% of the aggregate revenues of the New Business Units at such time, based on the Viacom’s most recent quarterly financial statements.  In making the calculation described in the proviso in the preceding sentence, Viacom may include, on a pro forma basis, the revenues of any Potential New Business Unit (as defined below); provided, that, if Viacom formally abandons (or it receives notification that the other party has formally abandoned) the negotiations relating to Viacom’s acquisition of a Potential New Business Unit whose revenues were included in the calculation referred to in the preceding sentence, Viacom will promptly notify you of such abandonment and you can, by written notice to Viacom within thirty (30) business days after Viacom’s notification to you, require the calculation to be made as of the date of such notification without including the revenues of such company.  A “New Business Unit” shall mean any business unit that you manage including any business unit acquired after the commencement of the Employment Term but not including any business units that you managed prior to the commencement of the Employment Term.  A “Potential New Business Unit” shall mean any business unit for which Viacom is actively negotiating the acquisition under authorization from the Viacom Board of Directors that will be managed by you.

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(c)       Termination Without Cause.  Viacom may terminate your employment hereunder without “cause” (as defined above) at any time during the Employment Term by written notice to you.

(d)       Termination Payments, Etc.  In the event that your employment terminates pursuant to paragraph 8(b) or 8(c) hereof, you shall be entitled to receive the following, beginning on the date of such termination:

(i)        Salary, an amount equal to the Deferred Compensation and bonus compensation shall be payable as follows:  (x) 50% of the sum of (A) your Salary and an amount equal to the Deferred Compensation for the Non-Mitigation Period (as defined below), and (B) bonus compensation equal to your Target Bonus for each calendar year or portion thereof during the period from the beginning of the calendar year in which your employment terminates through the end of the Non-Mitigation Period (prorated for any partial calendar years), shall be payable within thirty (30) days after the date of such termination; (y) 50% of the sum of (A) and (B) in the preceding clause (x) shall be payable in accordance with Viacom’s regular payroll practices; and (z) your Salary and an amount equal to the Deferred Compensation for the period after the end of the Non-Mitigation Period until the end of the Employment Term, and bonus compensation equal to your Target Bonus for each calendar year or portion thereof during the period after the Non-Mitigation Period until the end of the Employment Term (prorated for any partial calendar years), shall be payable, in each case, in accordance with Viacom’s regular payroll practices;

(ii)       your car allowance as provided in paragraph 5 until the end of the Employment Term, payable in accordance with Viacom’s then effective payroll practices;

(iii)      medical and dental insurance coverage provided under COBRA at no cost to you (except as hereafter described) pursuant to Viacom’s then-current benefit plans until the later of (x) eighteen (18) months after the date of such termination, and (y) the end of the Employment Term or, if earlier, until the date on which you become eligible for medical and dental coverage from a third party; provided, that, during the period that Viacom provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and Viacom may withhold taxes from your compensation for this purpose;

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July 1, 2004

(iv)      life insurance coverage as set forth in paragraph 4 hereof until the end of the Employment Term or, if earlier, the date on which you become eligible for insurance coverage from a third party employer;

(v)       all unvested restricted share units will vest and payment will be made within ten (10) business days after the termination of your employment or such payment will be deferred in accordance with the election that you made prior to the time of grant; provided, that, in either case, payment will be deferred until the date determined in accordance with paragraph 20, if such date is later that the date on which payment would otherwise be made;

(vi)      LTMIP stock options granted on or after July 1, 2004 that are vested on the date of such termination of your employment, or that would have vested and become exercisable on or before the last day of the Employment Term, will be exercisable for the following period after the date of such termination or, if earlier, the expiration date of such stock options:

(w)         six (6) months after the date of such termination, if the termination occurs before June 30, 2005;

(x)          one (1) year after the date of such termination, if the termination occurs during the period beginning on July 1, 2005 and ending on June 30, 2006;

(y)         two (2) years after the date of such termination, if the termination occurs during the period beginning on July 1, 2006 and ending on June 30, 2007; and

(z)         three (3) years after the date of such termination, if the termination occurs on or after July 1, 2007; and

(vii)      the Accrued Obligations.

You shall be required to mitigate the amount of any payment provided for in (i) and (ii) of this paragraph 8(c) by seeking other employment or otherwise (only to the extent required by law) and the amount of any such payment provided for in (i) and (ii) shall be reduced by any compensation earned by you after the termination of your employment and during or with respect to the Employment Term from a third person except that mitigation shall not be required, and no reduction for any other compensation shall be made, for the shorter of (x) thirty six (36) months after the termination of your employment pursuant to paragraph 8(b) or 8(c) or (y) the period commencing with the

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termination of your employment and ending on the last day of the Employment Term (the “Non-Mitigation Period”).  The payments provided for in (i) above are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist.  The payments and benefits to be provided pursuant to this paragraph 8(d) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Viacom to you under this Agreement.

(e)       Termination of Benefits.  Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraphs 8(d) and (g) with respect to medical, dental and life insurance and the continued exercisability of stock options), coverage under all Viacom benefit plans and programs (including, without limitation, vacation, 401(k) and excess 401(k) plans, pension and excess pension plans, LTD, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

(f)        Excise Taxes.  Notwithstanding anything herein to the contrary, in the event that it is determined by Viacom, or by the Internal Revenue Service (the “IRS”) pursuant to an IRS audit (an “Audit”) of your federal income tax return(s), that any payment or benefit provided to you hereunder, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the “Excise Tax”), then Viacom shall pay (either directly to the IRS as tax withholdings or to you as a reimbursement of any amount of taxes, interest and penalties paid by you to the IRS) both the Excise Tax and an additional cash payment (a “Gross-Up Payment”) in an amount that will place you in the same after-tax economic position that you would have enjoyed if the payment or benefit had not been subject to the Excise Tax.  Viacom will consult with its outside tax counsel at its expense, to the extent it reasonably deems appropriate, in making determinations pursuant to the preceding sentence.  The amount of the Gross-Up Payment shall be calculated by Viacom’s regular independent auditors based on the amount of the Excise Tax paid by Viacom as determined by Viacom or the IRS.  If the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by Viacom, Viacom’s auditors shall recalculate the amount of the Gross-Up Payment.  Viacom’s auditors shall provide you with detailed support for its calculations.  Viacom shall be responsible for the fees and expenses incurred by its auditors in making these calculations.  You shall promptly notify Viacom of any IRS assertion during an Audit that an Excise Tax is due with respect to any payment or benefit, but you shall be under no obligation to defend against such claim by the IRS unless Viacom requests, in writing, that you undertake the defense of such IRS claim on behalf of Viacom and at Viacom’s sole expense.  In such event, Viacom may elect to control the conduct to a final determination through counsel of its own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise

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July 1, 2004

Tax, and you shall not settle, compromise or concede such asserted Excise Tax and shall cooperate with Viacom in each phase of any contest.

(g)       Severance Payments, Etc.  In the event that you are promoted to the position of sole President and Chief Operating Officer and you remain employed in that position for a period of eighteen (18) months after such promotion, you will receive the following, beginning on the date of such termination, if (x) you elect to terminate your employment, as of or within thirty (30) days following the expiration of such eighteen (18) month period, by giving prior written notice to the Company, or (y) your employment under this Agreement has terminated at the end of such eighteen (18) month period, since the Employment Term has expired:

(i)            the sum of (A) your Salary and an amount equal to the Deferred Compensation that you would otherwise have earned, as provided in paragraphs 3(a) and 3(b), for six (6) months after the termination of your employment, and (B) bonus compensation equal to your Target Bonus for each calendar year or portion thereof during the period from the beginning of the year in which your employment terminates and ending six (6) months after the termination of your employment (prorated for any partial calendar years), shall be payable as follows:  (x) 50% of the sum of (A) and (B) within thirty (30) days after the date of such termination, and (y) 50% of the sum of (A) and (B) in accordance with Viacom’s regular payroll practices;

(ii)           your car allowance as provided in paragraph 5 for six (6) months after the termination of your employment and payable in accordance with Viacom’s then effective payroll practices;

(iii)          medical and dental insurance coverage provided under COBRA at no cost to you (except as hereafter described) pursuant to Viacom’s then-current benefit plans for six (6) months after the termination of your employment or, if earlier until the date on which you become eligible for medical and dental coverage from a third party; provided, that, during the period that Viacom provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and Viacom may withhold taxes from your compensation for this purpose;

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July 1, 2004

(iv)          life insurance coverage as set forth in paragraph 4 hereof for six (6) months after the termination of your employment or, if earlier, the date on which you become eligible for insurance coverage from a third party employer;

(v)           all unvested restricted share units will vest and payment will be made within ten (10) business days after the termination of your employment or such payment will be deferred in accordance with the election that you made prior to the time of grant; provided, that, in either case, payment will be deferred until the date determined in accordance with paragraph 20, if such date is later than the date on which payment would otherwise be made;

(vi)          LTMIP stock options granted on or after July 1, 2004 that are vested on the date of such termination of your employment, or that would have vested and become exercisable on or before the last day of the Employment Term, will be exercisable for three (3) years after the date of such termination or, if earlier, the expiration date of such stock options; and

(vii)         the Accrued Obligations.

You will not be required to mitigate the amount of any payment provided for in this paragraph 8(g) and no reduction will be made for any compensation earned by you from a third party.  You will continue to be subject to the obligations set forth in paragraphs 6(b) through (h) except that your obligations under such paragraphs will be determined as though the date of the termination of your employment pursuant to this paragraph 8(g) were the last day of the Employment Term.  Except as otherwise provided in this paragraph 8(g) with respect to medical, dental and life insurance and the continued exercisability of stock options), coverage under all Viacom benefit plans and programs (including, without limitation, vacation, 401(k) and excess 401(k) plans, pension and excess pension plans, LTD, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

(h)       Advisory Services.  In the event that your employment terminates pursuant to paragraph 8(b), (c) or (g), or upon the expiration of the Employment Term (provided you remain employed, and are being paid on Viacom’s payroll, through the end of the Employment Term), you can elect to become an advisor to the Company for up to three (3) years after such termination of your employment (the “Advisory Period”).  During the Advisory Period, you will provide such advisory services concerning the business, affairs and management of the Company as may be reasonably requested by the Chairman or the Chief Executive Officer of Viacom; but you shall not be required to devote more than five (5) days (up to eight (8) hours per day) each month to such

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July 1, 2004

services, which shall be performed at a time and place mutually convenient to you.  You may accept full-time employment during the Advisory Period with any charitable, educational, religious or entertainment industry trade, public interest or public service organization and you may provide full-time services to third parties (including serving as a member of the Board of Directors of any such party) that is not in competition with the Company as described in paragraph 6(a) and any compensation earned by you from such employment shall not reduce the compensation or fees payable by the Company under paragraphs 8(d) or (g).  During the Advisory Period, you shall receive advisory fees of One Million Dollars ($1,000,000) per annum, payable in accordance with Viacom’s then effective payroll practices.  During the Advisory Period, you will be subject to the provisions of paragraphs 6(b) though (h) until the later of (x) the last day of the Advisory Period, as the same may be terminated by you pursuant to the following sentence, and (y) the period specified in such paragraph.  You may terminate the Advisory Period at any time upon fourteen (14) days’ prior written notice to the Company.

9.     Death.  If you die prior to the termination of your employment under this Agreement, your beneficiary or estate shall be entitled to receive the following:

(i)         your Salary up to the date on which the death occurs;

(ii)        prorated Target Bonus for the year in which the death occurs prorated through the date of death and payable when such bonus compensation would otherwise be paid;

(iii)       prorated Deferred Compensation for the calendar year in which the death occurs and Deferred Compensation attributable to prior calendar years payable, together with the return thereon as provided in paragraph 3(b), prior to January 31st of the following calendar year;

(iv)      all unvested restricted share units will vest on the date of death and payment will be made to your beneficiary or estate within ten (10) business days after the date of death; and

(v)       LTMIP stock options granted on or after July 1, 2004 that are vested on the date of death, or that would have vested and become exercisable on or before the last day of the Employment Term but for your death, will be exercisable for two (2) years after the date of death, or, if earlier, the expiration date of such stock options.

10.   Section 317 and 507 of the Federal Communications Act.  You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Viacom for

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July 1, 2004

the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Viacom and/or any of Viacom’s affiliates.

11.   Equal Opportunity Employer; Viacom Business Conduct Statement.  You acknowledge that Viacom is an equal opportunity employer.  You agree that you will comply with Viacom policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.  In addition, you agree that you will comply with the Viacom Business Conduct Statement.

12.   Indemnification.

(a)       Viacom shall indemnify and hold you harmless, to the maximum extent permitted by law and by the Restated Certificate of Incorporation and/or the By-Laws of Viacom, against judgments, fines, amounts paid in settlement of and reasonable expenses incurred by you in connection with the defense of any action or proceeding (or any appeal therefrom) in which you are a party by reason of your positions under this Agreement or by reason of any prior positions held by you with Viacom or any of its affiliates or predecessors, or for any acts or omissions made by you in good faith in the performance of any of your duties as an officer of Viacom or any of its affiliates or predecessors.

(b)       To the extent that Viacom maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein.

13.     Notices.  All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of Viacom, to the attention of the General Counsel of Viacom.  Any notice given by mail shall be deemed to have been given three days following such mailing.  Copies of all notices to you shall be given to Del, Shaw, Moonves, Tanaka & Finkelstein, 2120 Colorado Avenue, Suite 200, Santa Monica, California 90404, Attention: Ernest Del, Esq.

14.     Assignment.  This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliate of Viacom or any successor in interest to Viacom, provided that such assignee assumes all of the obligations of Viacom hereunder.

15.     New York Law.  This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein.  Any action to enforce this Agreement shall be brought in the state or federal courts located in the City of New York.

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July 1, 2004

16.       No Implied Contract.  Nothing contained in this Agreement shall be construed to impose any obligation on Viacom to renew this Agreement or any portion thereof.  The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement.  Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

17.     Entire Understanding.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

18.     Void Provisions.  If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

19.     Previous Agreement.  With respect to the period covered by the Employment Term, this Agreement supersedes and cancels all prior agreements relating to your employment by Viacom or any of Viacom’s affiliates or predecessors, including, without limitation, your employment agreement with CBS, dated as of May 17, 1995, as amended (your “Prior Employment Agreement”).  Notwithstanding the foregoing, your rights with respect to stock options granted to you by Viacom or a predecessor of Viacom before July 1, 2004 will continue to have the terms provided in your Prior Employment Agreement which are set forth in Exhibit A hereto.  Notwithstanding anything in this Agreement to the contrary, in the event that the 2004 LTMIP or a successor plan provides you with a longer period to exercise the LTMIP stock options granted to you on or after July 1, 2004 after the termination of your employment, death, disability or retirement than the period provided in this Agreement, you shall have the benefit of such longer period.

20.     Deductions and Withholdings, Payment of Deferred Compensation.  All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law.  Notwithstanding any other provision of this Agreement to the contrary, no distribution of Deferred Compensation, payment for any restricted share units or distribution of any other deferred compensation shall be made sooner than the earliest date permitted under the provisions of the Code or the rules or regulations promulgated thereunder, as in effect on the date of such payment, in order for such payment to be taxable at the time of the distribution thereof.

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July 1, 2004

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement and return it to the undersigned for execution on behalf of Viacom; after this Agreement has been executed by Viacom and a fully executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

VIACOM INC.

		By:	/s/ SUMNER M. REDSTONE
			Name:	Sumner M. Redstone
			Title:	Chairman and Chief
Executive Officer

ACCEPTED AND AGREED:

/s/ LESLIE MOONVES
Leslie Moonves

Dated:	July 15, 2004

EXHIBIT A

Excerpt and Summary of Provisions from Leslie Moonves’

Prior Employment Agreement

“If Executive’s active employment with Viacom or any of its subsidiaries terminates for any reason other than for cause, all management stock options granted under the 2000 LTMIP or any successor plans (collectively, the “Viacom Stock Options”) will be exercisable in accordance with the following provisions*:

(i)            if Executive dies, his outstanding Viacom Stock Options (including any Viacom Stock Options that have not vested by the date of death) may be exercised by the person who acquires the right to exercise such Viacom Stock Options until the earlier of two (2) years after the date of death or the options’ expiration date;

(ii)           if Executive’s employment is terminated by CBS other than for disability or for cause or Executive terminates his employment for Good Reason, any outstanding Viacom Stock Options (including any Viacom Stock Options that have not vested by the termination date) can be exercised by Executive until the earlier of three (3) years after the termination date or the options’ expiration date;

(iii)          in the event of Executive’s Retirement (as defined in the 2000 LTMIP), any outstanding Viacom Stock Options that had vested prior to the date of his Retirement may be exercised by Executive until the options’ expiration date;

(iv)          in the event of Executive’s Permanent Disability (as defined in the 2000 LTMIP), (x) any outstanding Viacom Stock Options granted prior to January 31, 2001 that had vested prior to the date of the onset of Permanent Disability can be exercised by Executive until the earlier of two (2) years after such date or the options’ expiration date, and (y) any outstanding Viacom Stock Options granted on or after January 31, 2001 that had vested prior to the date of the onset of Permanent Disability can be exercised by Executive until the earlier of three (3) years after such date or the options’ expiration date; or

(v)           if Executive’s employment terminates for any reason other than for cause or as a result of death, termination by CBS other than for disability or for cause or termination by Executive for Good Reason, Retirement or Permanent Disability, any outstanding Viacom Stock Options that had vested by the date of such termination of employment can be exercised by Executive until the earlier of six (6) months after the date of termination or the options’ expiration date.”

Mr. Moonves’ Prior Employment Agreement provided that the stock options granted by CBS to Mr. Moonves on January 27, 1999, June 14, 1999 and January 26, 2000 shall have terms relating to the vesting and period to exercise after a termination of employment, death, disability or retirement that were consistent with the terms concerning these matters in the agreements applicable to the stock options granted by CBS to Mr. Moonves on June 17, 1997 and July 28, 1997, which provisions shall remain in effect.

*      As used in these provisions, “Executive” refers to Leslie Moonves and cause and Good Reason have the definitions provided in the employment agreement that applies to Mr. Moonves on the date on which his employment terminates.  In the event that the LTMIP provides Mr. Moonves with a longer period to exercise the stock options after the termination of his employment or in the event of his death, permanent disability or retirement than the period provided for in the Prior Employment Agreement, he will have the benefit of the longer period.